Exhibit 99.1

ArriVent Appoints John Hohneker, M.D., to its Board of Directors

NEWTON SQUARE, PA – May 16, 2024 – ArriVent BioPharma, Inc., a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today announced the appointment of John Hohneker, M.D. to its Board of Directors. Dr. Hohneker brings over 30 years of experience in biopharmaceutical leadership and drug development, and currently serves on the Boards of public companies Carisma Therapeutics, Inc. and Curis, Inc., and private companies Sonata Therapeutics and Trishula Therapeutics.

“We are excited to welcome Dr. Hohneker to our Board of Directors and look forward to his partnership as we work to advance our pipeline, including our lead candidate firmonertinib, and address the unmet needs of cancer patients,” said Bing Yao, Chairman and Chief Executive Officer of ArriVent. “Dr. Hohneker brings significant medical affairs, drug development and strong market launch experience that will support the continued development of our differentiated programs.”

“I am thrilled to join the ArriVent Board of Directors, not only due to the company’s strong pipeline momentum, but because of the team’s passion for providing patients with potentially transformative medicines,” said Dr. Hohneker. “I have dedicated my career to addressing the unmet needs of patients, and I look forward to continuing that work with ArriVent.”

Most recently, Dr. Hohneker served as President and Chief Executive Officer of Anokion SA. Prior to this role, Dr. Hohneker was President of Research and Development at Forma Therapeutics, Inc., where he guided the company’s transition from a discovery-stage biotech to a clinical-stage company. Previously, Dr. Hohneker held various leadership roles during his 14 years at Novartis AG, including Senior Vice President and Global Head of Development, Immunology and Dermatology. During his tenure at Novartis, he played a key role in the development, approval and commercialization of several products. Dr. Hohneker earned his B.A. in chemistry from Gettysburg College and his M.D. from the University of Medicine and Dentistry of New Jersey at Rutgers Medical School.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib (formerly furmonertinib) is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

In October 2023, firmonertinib was granted U.S. Food and Drug Administration Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 1b study evaluating firmonertinib in patients EGFR PACC mutations (FURTHER; NCT05364043). In addition, firmonertinib is also being studied in a clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in partnership with InnoCare Pharma.

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding ArriVent’s ability to develop drugs that help to address the unmet needs of cancer patients, the timing, progress and results of pre-clinical studies and clinical trials for firmonertinib, including our product development plans and strategies, ArriVent’s clinical programs, future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in ArriVent’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on March 28, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

Contact for Investors & Media:

Argot Partners

212.600.1902

ArriVent@argotpartners.com

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